For Immediate Release




Contact:
Liz Kohlmyer
Communications Manager
(407) 540-2221

                                                                   NYSE: TSY



         TRUSTREET PROPERTIES, INC. ANNOUNCES PRICING OF ADD-ON OFFERING
                         OF 7 1/2% SENIOR NOTES DUE 2015


ORLANDO, Fla., September 13, 2005 - Trustreet Properties, Inc. (NYSE: TSY) announced today that it has priced its add-on offering of $50,000,000 of its 7 1/2% senior notes due 2015. The notes will be issued at a price of 102.375% of par plus accrued interest from March 23, 2005 and will mature on April 1, 2015. Interest on the notes will be payable semi-annually on April 1 and October 1 of each year, with interest to be paid beginning October 1, 2005. The offering of the notes will be made by means of a private placement to qualified institutional buyers pursuant to Rule 144A, or in offshore transactions pursuant to Regulation S, promulgated under the Securities Act of 1933, as amended (the "Act"). The notes will rank equally with all of the company's other unsecured unsubordinated indebtedness and will have the same terms as, and constitute part of the same issue of the company's outstanding $250,000,000 of 7 1/2% senior notes. The notes being offered will not be fungible with the outstanding notes as they are subject to transfer restrictions, however, they do have the benefit of registration rights which, when satisfied, will provide investors with notes that are fungible with the outstanding notes in exchange for the notes offered.

The net proceeds to the company from the offering are expected to be approximately $50.2 million and will be used initially to repay a portion of its revolving credit facility due 2008. The company then intends to subsequently borrow additional amounts under this credit facility and its warehouse credit facilities to finance its pending acquisition of a portfolio of restaurant properties, which it expects to close in the near future. The company expects that the notes will be issued on September 15, 2005, subject to customary closing conditions.

The notes offered in the private placement have not been registered under the Act, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Act and applicable state securities laws or applicable exemptions from these registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

                                       ###

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Trustreet Properties, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. The company's ability to complete the notes offering is subject to market conditions and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.